Exhibit 4.182

Share Purchase Agreement

between

China Finance Online Co. Limited

(as the Seller)

and

West Platinum Limited

(as the Purchaser)

Dated November, 2018

King & Wood Mallesons

13/F Gloucester Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Share Purchase Agreement

This Agreement is made on November ___, 2018 by and between:

(1)

China Finance Online Co. Limited, a limited liability company incorporated under the laws of Hong Kong under number 658375, with its registered address at 13/F Gloucester Tower, the Landmark, 15 Queen’s Road Central, Hong Kong (the “Seller”); and

(2)

West Platinum Limited, a limited liability company incorporated under the laws of the British Virgin Islands under number 1994230, with its registered address at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (the “Purchaser”)

(collectively the “Parties”, and each a “Party”).

RECITALS:

(A)

The Seller legally and beneficially owns 85% of the issued shares of Rifa Financial Holdings Co., Ltd., a limited liability company incorporated under the laws of the British Virgin Islands, with its registered address at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands (“Target”). As of the date of this Agreement, the Seller holds 6,596,000 shares in the Target. The particulars and corporate structure of the Target are set out in Part I of Schedule 1 attached hereto.

(B)

The Target legally and beneficially owns all issued shares of Rifa Securities Co., Ltd. (“Rifa Securities”), Rifa Futures Co., Ltd. (“Rifa Futures”) and Rifa Asset Management Co., Ltd. (“Rifa Asset Management”). As of the date of this Agreement, the Target holds 1,000,000 ordinary shares in Rifa Securities, 35,000,000 ordinary shares in Rifa Futures and 5,000,000 ordinary shares in Rifa Asset Management respectively.

(C)

Rifa Securities is a limited liability company incorporated under the laws of Hong Kong under number 25436. As of the date of this Agreement, Rifa Securities holds a license issued by the Securities and Futures Commission of Hong Kong (“SFC”) for Type 1 Regulated Activity (dealing in securities) (“License of Rifa Securities”), and is qualified to engage in Type 1 Regulated Activity as defined in the Securities and Futures Ordinance. The particulars of Rifa Securities, License of Rifa Securities and its Responsible Officers and Licensed Representatives are set out in Part II of Schedule 1 attached hereto.

(D)

Rifa Futures is a limited liability company incorporated under the laws of Hong Kong under number 1227680. As of the date of this Agreement, Rifa Futures holds a license issued by the SFC for Type 2 Regulated Activity (dealing in futures contracts) (“License of Rifa Futures”), and is qualified to engage in Type 2 Regulated Activity as defined in the Securities and Futures Ordinance. The particulars of Rifa Futures, License of Rifa Futures and its Responsible Officers and Licensed Representatives are set out in Part III of Schedule 1 attached hereto.

(E)

Rifa Asset Management is a limited liability company incorporated under the laws of Hong Kong under number 2451244. As of the date of this Agreement, Rifa Asset Management holds conditional licenses issued by the SFC for Type 4 Regulated Activity (advising on securities), Type 5 Regulated Activity (advising on futures contracts) and Type 9 Regulated Activity (asset management) (“Licenses of Rifa Asset Management”), and is qualified to engage in Types 4, 5 and 9 Regulated Activities as defined in the Securities and Futures Ordinance subject to certain conditions. The particulars of Rifa Asset Management, Licenses of Rifa Asset Management and its Responsible Officers and Licensed Representatives are set out in Part IV of Schedule 1 attached hereto.

(Rifa Securities, Rifa Futures and Rifa Asset Management are referred to herein collectively as the “Companies”, and the License of Rifa Securities, License of Rifa Futures and Licenses of Rifa Asset Management are referred to herein collectively as the “Licenses”.)

(F)	The Purchaser intends to purchase 1,552,000 shares held by the Seller in the Target (“Sale

Shares”), representing 20% of the issued shares of the Target (“Share Transfer” or “Transaction”).

(G)	The Parties have entered into a certain share transfer framework agreement with respect to the sale and purchase of the Sale Shares (“Framework Agreement”) on October 30, 2018.

(H)

The Purchaser has paid RMB10,000,000 to Caifu Zhiying (Beijing) Technology Co., Ltd., an entity designated by the Seller, on November 8, 2018 pursuant to the Framework Agreement, as the earnest money for the Transaction (“Earnest Money”).

(I)

The Purchaser intends to continue the purchase of the Sale Shares. Subject to the terms and conditions of this Agreement and the Warranties (as defined below) contained herein, the Seller agrees to sell and transfer, and the Purchaser agrees to buy and acquire, the Sale Shares.

It is agreed as follows:

1.	Definitions and Interpretation

1.1	Unless the context otherwise indicates, as used in this Agreement, including the Recitals and Schedules hereto, the following terms shall have the meanings as set forth below:

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;
“Completion”	means the completion of the sale and purchase of the Sale Shares in accordance with Section 6;
“Disclosure”

means the disclosure of this Agreement or any other transaction document in this Agreement, including the Schedules hereto fully and fairly, or such information available to the public or already known to the public, to such an extent that the Purchaser is able to assess the full effect of the matters, facts or circumstances disclosed on the Companies reasonably, accurately and comprehensively;

“Loss”

with respect to any matter, event or circumstance, means all demands, claims, legal actions, suits, damages, payments, fines, penalties, losses, expenses (including attorney’s fee), costs (including taxes), appropriate reimbursements or other liabilities of whatever nature incurred for any reason, including loss of profit and other consequential or indirect losses;

“HKD”	means the legal tender of Hong Kong;
“Notice”	has the meaning ascribed to it in Section 13.1;
“Agreement”	means this Share Purchase Agreement together with its Recitals and Schedules, as amended or supplemented from time to time;
“Completion Date”	has the meaning ascribed to it in Section 6.1;
“SFC”	means the Securities and Futures Commission of Hong Kong;
“Companies”	has the meaning ascribed to it in Paragraph (E) of the Recitals;

“Business Day”

means any day on which licensed banks in Hong Kong are generally open for normal business (other than a Saturday, Sunday or public holiday in Hong Kong or any day in which a Typhoon Signal No. 8 or above or a Black Rainstorm Warning is issued or maintained in

Hong Kong between 9 a.m. and 5 p.m.);

“Receiving Party”	has the meaning ascribed to it in Section 9.1(a);
“Earnest Money”	has the meaning ascribed to it in Paragraph (H) of the Recitals;
“First Installment”	has the meaning ascribed to it in Section 3.2(a);
“Ordinance”	means the Companies Ordinance (Cap. 622 of the Laws of Hong Kong) and the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) effective prior to the promulgation of the foregoing Ordinance;
“Remaining Consideration”	has the meaning ascribed to it in Section 3.2(c);
“Encumbrance”

means any mortgage, charge, pledge, lien, encumbrance, transfer, documentary bills, security interest, retention of title or any other agreement or arrangement that may create any security or any other interest, equity, claim or rights or others, including right to acquire, option, right of first refusal or right of preemption, or any agreement or arrangement to effect any of the foregoing;

“Knowledge”

with respect to any person, knowledge of a particular fact or other matter means that (a) the person actually knows such fact or matter; or (b) a prudent person is expected to find or otherwise know such fact or matter after using his best endeavors to fully investigate into the existence of such fact or matter;

“Licensed Corporation”	has the meaning given to licensed corporation in the Securities and Futures Ordinance;
“Responsible Officer”	has the meaning given to responsible officer in the Securities and Futures Ordinance;
“Licensed Representative”	has the meaning given to licensed representative in the Securities and Futures Ordinance;
“Sale Shares”	have the meaning ascribed to it in Paragraph (F) of the Recitals;
“Purchase Price”	has the meaning ascribed to it in Section 3.1;
“Governing Law”

with respect to any entity or person, means any law, ordinance, rule, regulation, instruction, treaty, judgment, decree or order of any government or regulatory authority that is applicable to and binding upon such entity or person or its controller, including any order, instruction, notice or policy issued or adopted by such authority that is generally deemed to have such a binding force;

“Warranties”	mean the representations, statements and warranties made by the Seller in Schedule 2 hereto;
“Purchaser’s Warranties”	mean the representations, statements and warranties made by the Purchaser in Schedule 2 hereto;
“Licenses”	have the meaning ascribed to it in Paragraph (E) of the Recitals;

“Relevant Information”	has the meaning ascribed to it in Section 9.1;
“Employment Ordinance”	means the Employment Ordinance (Cap. 57 of the Laws of Hong Kong);
“Target”	has the meaning ascribed to it in Paragraph (A) of the Recitals;
“Rifa Securities”	have the meaning ascribed to it in Paragraph (B) of the Recitals;
“Rifa Futures”	have the meaning ascribed to it in Paragraph (B) of the Recitals;
“Share Transfer”	has the meaning ascribed to it in Paragraph (F) of the Recitals;
“Transaction”	has the meaning ascribed to it in Paragraph (F) of the Recitals;
“Framework Agreement”	has the meaning ascribed to it in Paragraph (G) of the Recitals;
“Other Companies”	have the meaning ascribed to it in Section 5.2;
“Second Installment”	has the meaning ascribed to it in Section 3.2(b);
“Regulated Activity”	has the meaning given to regulated activity in the Securities and Futures Ordinance;
“Long Stop Date”	has the meaning ascribed to it in Section 4.5;
“Material Adverse Change”

means any change, event, circumstance or other matter that has caused or would reasonably be expected to cause, individually or in the aggregate, a material adverse change in (a) the ability of the Seller to perform its obligations hereunder; or (b) the shares, licenses, business, assets, liabilities, conditions (financial or otherwise), results of operation or prospect of the Companies;

“Rifa Asset Management”	has the meaning ascribed to it in Paragraph (B) of the Recitals;
“License of Rifa Securities”	has the meaning ascribed to it in Paragraph (C) of the Recitals;
“License of Rifa Futures”	has the meaning ascribed to it in Paragraph (D) of the Recitals;
“Securities and Futures Ordinance”	means the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong);
“Licenses of Rifa Asset Management”	has the meaning ascribed to it in Paragraph (E) of the Recitals;
“Companies (Winding Up and Miscellaneous Provisions) Ordinance”	means the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong).

1.2	For the purpose of this Agreement, unless otherwise provided herein:

(a)

references to Recitals, Sections and Schedules are to Recitals, Sections and Schedules of this Agreement. The Recitals and Schedules constitute the part of this Agreement and shall have the same force as being expressly set forth in the main body of this Agreement. Any reference to this Agreement shall be construed as including the Recitals and Schedules hereto;

(b)	references to any law or legal provision shall be construed as including such law or legal provision as amended or modified as of the date of this Agreement or from time to time hereafter;

(c)

to hold any person harmless from and against any matter, event or circumstance shall be construed to hold such person harmless from and against the losses directly or indirectly caused by such matter, event or circumstance from time to time, or the losses that would not arise in the absence of such matter, event or circumstance;

(d)

references to a person shall be construed as including any individual, firm, company (whether or not incorporated), government, state or organ or state power, local, municipal or government authority, or any joint venture, association or partnership (in each case whether or not having independent legal personality);

(e)	references to a person in any capacity include the permitted successors or assigns of that person in such capacity, and if it is a government authority, the successors of any of its functions;

(f)	headings to Sections and Schedules are for convenience only and shall not affect the interpretation of this Agreement;

(g)

the word “include” or any similar words shall not be construed to imply any restriction; general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters of things; and

(h)	unless otherwise provided herein, any act that is required to be completed in a non-Business Day pursuant to this Agreement shall be completed in the immediately following Business Day.

2.	Share Transfer

2.1.

Subject to the terms and conditions of this Agreement, the Seller, as the legal and beneficial owner of the Sale Shares, agrees to sell and transfer the Sale Shares to the Purchaser in reliance of the Purchaser’s Warranties, and the Purchaser agrees to buy and acquire the Sale Shares in reliance of the Warranties. The Sale Shares shall be sold together with all rights attaching or accruing to them, including all dividends accruing as from the Completion Date or declared and paid on or after the Completion Date. The Sale Shares shall be free from any Encumbrance.

2.2.

The title, beneficial ownership and other relevant risks in respect of the Sale Shares shall be passed to the Purchaser at Completion. The Purchaser shall not be responsible for the risk associated with the Sale Shares prior to Completion.

3.	Consideration

3.1.	The price for the Sale Shares shall be HKD73.80 million (“Purchase Price”).

3.2.	The Parties agree that the Purchase Price shall be paid by three installments as follows:

(a)	First Installment: The Purchaser shall pay the Seller HKD35.00 million (“First Installment”) when the Transaction is submitted to the SFC for approval;

(b)

Second Installment: The Purchaser shall pay the Seller HKD35.00 million (“Second Installment”) when the SFC officially approves (or does not object to) the changes in the major shareholders of the Companies; and

(c)	On the Completion Date, the Purchaser shall pay the Seller the remaining HKD3.80 million (“Remaining Consideration”).

3.3.	The bank account designated by the Seller is as follows:

Account No.: 027-238625-001

Beneficiary: China Finance Online Co. Limited

Bank: The Hong Kong and Shanghai Banking Corp. Ltd.

SWIFT: HSBCHKHH

3.4.

The Earnest Money shall be returned by the entity designated by the Seller to the Purchaser without interest within twenty (20) Business Days from the date that the SFC approves (or does not object to) the changes in the major shareholders of the Companies or the Parties unanimously agree to terminate the Transaction (whichever occurs earlier).

4.	Conditions precedent

4.1

This Agreement is a conditional contract, that is, the obligation of the Purchaser to consummate the sale and purchase of the Sale Shares and pay the Purchase Price pursuant to this Agreement is subject to the satisfaction (and/or waiver in writing by the Purchaser) of all of the following conditions on or before the Long Stop Date:

(a)

the Licenses held by the Companies remain in force and effect, have not been revoked and are free from any circumstance that is likely to result in any invalidation or revocation of any of the Licenses;

(b)	the Seller has complied with all compliance requirements of the relevant listing rules with respect to the Transaction;

(c)

the Seller and the Companies have properly solved and addressed the issues and requests (if any) identified or made by the Purchaser in its due diligence investigation on the Companies, to the satisfaction of the Purchaser;

(d)

all authorizations, registrations, filings, confirmations, licenses, consents, permits and approvals required to effectuate the transfer of the Sale Shares and other purposes contemplated by this Agreement, including without limitation all authorizations, registrations, filings, confirmations, licenses, consents, permits and approvals by or with any third party which are required in connection with the fulfillment of the conditions precedent set forth in this Section 4.1 and compliance with other provisions hereof, have been obtained;

(e)	each of the Warranties made by the Seller herein is true, accurate and not misleading at any time from the date of this Agreement up to and including the Completion Date;

(f)

the Completion hereunder will not be restricted, prohibited or otherwise prevented by any Governing Law, including any order, injunction or judgment of any court or other government authority, or by the provisions of any agreement executed by any of the Companies; and

(g)	no Material Adverse Change in connection with the Companies has occurred.

4.2

Subject to Sections 4.3 and 4.4, if the SFC or other competent authority objects to the changes in the major shareholders of the Companies, or the Companies fail to obtain all approvals from the SFC or other competent authority with respect to the changes in the major shareholders of the Companies (and other related matters) and/or the Transaction (or matters relating to the Transaction) within six (6) months after the date of this Agreement, unless otherwise waived by the Parties in writing:

(a)	the Purchaser is not required to continue to perform its obligation to effectuate the purchase of the Sale Shares and pay the Purchase Price (including the Remaining Consideration) pursuant to this Agreement;

(b)

the Seller shall immediately, but in no event later than three (3) Business Days from the day that is six (6) months after the date of this Agreement, refund all amounts already paid by the Purchaser to the Seller;

(c)

neither Party shall claim compensation from the other Party for any costs, losses, disbursements, liabilities or other expenses, except for claims arising out of any default occurred prior to the date of termination of this Agreement; and

(d)	this Agreement (except Sections 9 and 11 through 14) shall automatically terminate after the Seller properly refunds all amounts already paid by the Purchaser to the Seller pursuant to Section 4.2(b).

4.3

If the SFC or other competent authority objects to the changes in the major shareholders of the Companies, or the Companies fail to obtain all approvals from the SFC or other competent authority with respect to the changes in the major shareholders of the Companies (and other related matters) and/or the Transaction (or matters relating to the Transaction) within six (6) months after the date of this Agreement, as a result of any refusal or delay on the part of the Purchaser to reasonably answer the relevant questions raised by the SFC or other competent authority, unless otherwise waived by the Parties in writing:

(a)

the Purchaser is not required to continue to perform its obligation to effectuate the purchase of the Sale Shares and pay the Purchase Price (including the Remaining Consideration) pursuant to this Agreement;

(b)	the Seller may immediately forfeit all amounts already paid by the Purchaser to the Seller;

(c)

neither Party shall claim compensation from the other Party for any costs, losses, disbursements, liabilities or other expenses, except for claims arising out of any default occurred prior to the date of termination of this Agreement; and

(d)	this Agreement (except Sections 9 and 11 through 14) shall automatically terminate after the Seller forfeits all amounts already paid by the Purchaser to the Seller pursuant to Section 4.3(b).

4.4

If the SFC or other competent authority objects to the changes in the major shareholders of the Companies, or the Companies fail to obtain all approvals from the SFC or other competent authority with respect to the changes in the major shareholders of the Companies (and other related matters) and/or the Transaction (or matters relating to the Transaction) within six (6) months after the date of this Agreement, as a result of any refusal or delay on the part of the Seller  to reasonably answer the relevant questions raised by the SFC or other competent authority, unless otherwise waived by the Parties in writing:

(a)

the Purchaser is not required to continue to perform its obligation to effectuate the purchase of the Sale Shares and pay the Purchase Price (including the Remaining Consideration) pursuant to this Agreement;

(b)

the Seller shall immediately, but in no event later than three (3) Business Days from the day that is six (6) months after the date of this Agreement, refund all amounts already paid by the Purchaser to the Seller, and pay the Purchaser an amount equal to the First Installment as compensation;

(c)

neither Party shall claim compensation from the other Party for any costs, losses, disbursements, liabilities or other expenses, except for claims arising out of any default occurred prior to the date of termination of this Agreement; and

(d)

this Agreement (except Sections 9 and 11 through 14) shall automatically terminate after the Seller refunds all amounts already paid by the Purchaser to the Seller and pay the Purchaser an amount equal to the First Installment pursuant to Section 4.4(b).

4.5

Each Party undertakes to use all reasonable endeavors to consummate the Transaction as soon as practicable, but in no event later than May 31, 2019 or such later date as agreed by the Parties in writing (“Long Stop Date”), failing which, unless otherwise waived or extended by the Parties in writing:

(a)

the Purchaser is not required to continue to perform its obligation to effectuate the purchase of the Sale Shares and pay the Purchase Price (including the Remaining Consideration) pursuant to this Agreement;

(b)	the Seller shall immediately, but in no event later than three (3) Business Days from the Long Stop Date, refund to the Purchaser all amounts already paid by the Purchaser to the Seller;

(c)

neither Party shall claim compensation from the other Party for any costs, losses, disbursements, liabilities or other expenses, except for claims arising out of any default occurred prior to the date of termination of this Agreement; and

(d)	this Agreement (except Sections 9 and 11 through 14) shall automatically terminate after the Seller refunds all amounts already paid by the Purchaser to the Seller.

4.6

In case the Seller is aware of any fact, matter or circumstance at any time that may hinder the fulfillment of any condition precedent, the Seller shall notify the Purchaser of the particulars of such fact, matter or circumstance in writing within three (3) Business Days after the occurrence thereof.

5.	Pre-Completion Obligations

5.1.	During the period from the date of this Agreement up to the Completion Date, the Seller shall:

(a)

at the request of the Purchaser, help the Purchaser go through the application procedures with the SFC or other competent authority for registering the Purchaser as a major shareholder of the Companies and other related matters, and obtain all approvals from the SFC or other competent authority in respect of the Transaction (or matters relating to the Transaction); and

(b)	sign all documents and take all actions as may be necessary to ensure the Purchaser obtain and enjoy the title to the Sale Shares.

5.2.

For the avoidance of doubt, the companies and entities (other than the Companies) controlled by the Target (“Other Companies”) are not the subject of the Transaction. In no event shall the Purchaser acquire any right or interest in the Other Companies through the Transaction. The Seller shall split off its shares in the Other Companies from the Target on or before the Completion Date.

6.	Completion

6.1

Completion shall take place at such place and time as agreed by the Parties fifteen (15) Business Days after the effective satisfaction (and/or waiver in writing by the Purchaser) of all the conditions precedent set forth in Section 4.1 (“Completion Date”).

6.2

The Seller shall ensure that the Companies meet the minimum liquid capital requirements imposed by the SFC on them (as the Licensed Corporations holding the Licenses) at Completion. In addition, at Completion, unless otherwise provided herein, the Seller shall prepare or deliver to or cause to be prepared or delivered to the Purchaser the originals of:

(a)	a share transfer deed and contract note in respect of the Sale Shares signed by the Seller as the transferor;

(b)	the share certificate held by the Seller prior to the Completion in respect of the Sale Shares;

(c)

written resolutions of the directors of the Companies approving the transfer of the Sale Shares hereunder, issuance of new share certificates to the Purchaser, updating of their registers of shareholders, and other matters that may be requested by the Purchaser in order to effectuate the Transaction; and

(d)	other documents which may be required for the Purchaser to become the holder of the Sale Shares.

6.3

At Completion, subject to the compliance by the Seller with its obligations under Section 6.2, the Purchaser shall pay the Remaining Consideration to the bank account designated by the Seller in Section 3.3 or such other bank account as designated by the Seller in writing no later than two (2) Business Days prior to the Completion Date.

6.4

In case the Seller fails to comply with and fulfill its obligations under Section 6.2 as of the Completion Date (other than by reason of negligence by the Purchaser), without prejudice to any other right or remedy available to the Purchaser, the Purchaser shall have the right to agree or propose in writing to:

(a)	defer the Completion to a Business Day no later than twenty eight (28) days from the Completion Date (in which case, the provisions of Section 6.2 shall apply to the Completion as so deferred);

(b)

proceed to Complete to the extent practicable notwithstanding failure of the Seller to comply with its obligations hereunder, without prejudice to and affecting any other right or remedy available to the Purchaser; or

(c)

terminate this Agreement (except Sections 9 and 11 through 14), in which case the Seller shall refund to the Purchaser all amounts already paid by the Purchaser to the Seller and indemnify the Purchaser for the loss resulting from such default by the Seller within three (3) Business Days after the delivery of the written proposal to terminate this Agreement by the Purchaser.

6.5

In case the Purchaser fails to comply with and fulfill its obligations under Section 6.3 as of the Completion Date (other than by reason of negligence by the Seller), without prejudice to any other right or remedy available to the Seller, the Seller shall have the right to agree or propose in writing to:

(a)	defer the Completion to a Business Day no later than twenty eight (28) days from the Completion Date (in which case, the provisions of Section 6.3 shall apply to the Completion as so deferred);

(b)

proceed to Complete to the extent practicable notwithstanding failure of the Purchaser to comply with its obligations hereunder, without prejudice to or affecting any other right or remedy available to the Seller; or

(c)

terminate this Agreement (except Sections 9 and 11 through 14), in which case the Seller may forfeit all amounts already paid by the Purchaser to the Seller after delivering the written proposal to terminate this Agreement.

7.	Representations and Warranties

7.1	The Seller represents, warrants and covenants to the Purchaser that each of the Warranties contained in Schedule 2 hereto is authentic, accurate and not misleading in all material respects on the date of this Agreement and at Completion.

7.2

Each of the Warranties contained in Schedule 2 hereto is made on the basis of the matters completely, fairly and specifically disclosed herein, provided, however, that the Purchaser’s Knowledge (whether actual or constructive) of other documents relating to the Seller, the Target and the Companies shall in no event prevent the Purchaser from lodging any claim based on the Warranties, or result in any decrease in any amount recoverable, and the liabilities arising therefrom shall not be limited to the defaults discovered prior to the Completion. For the avoidance of doubt, no letter, document or other communication in writing shall be deemed as disclosure of violation of the Warranties, unless it is accepted by the Purchaser as disclosure of violation of the Warranties and expressly mentioned herein.

8.	Post-Completion Obligations

8.1

The Seller shall, at the request of the Purchaser, help the Purchaser handle and address the subsequent requirements and issues (if any) put forward by the SFC in connection with the Licenses in all respect.

8.2

The Seller agrees, at the request of the Purchaser, to take all actions and/or sign all documents as may be necessary to ensure the Purchaser obtains and enjoys the title to the Sale Shares, including, at the request of the Purchaser, helping the Purchaser go through the necessary procedures to appoint a director to the board of the Target.

8.3

The Sale Shares acquired by the Purchaser through the Transaction shall be locked up for a period of twenty four (24) months, that is, within twenty four (24) months after the Completion Date, the Purchaser shall not transfer or otherwise dispose of all or part of the Sale Shares acquired through the Transaction.

8.4

The Seller covenants that if the Target fails to be listed on the Main Board of the Stock Exchange of Hong Kong Limited (“SEHK”) as of December 31, 2019, the entity designated by the Seller shall refund all the amounts received by it in connection with the Share Transfer without interest to such entity as designated by the Purchaser within two (2) weeks after December 31, 2019, and the Purchaser covenants to return all Sale Shares to the Seller.

9.	Confidentiality

9.1

Each Party shall keep any information disclosed by the other Party to it pursuant to this Agreement and the fact and particulars of the Transaction hereunder (“Relevant Information”) in confidential and shall not disclose the Relevant Information to any third party during the term of this Agreement and after the expiration or termination hereof, provided, however, that such obligation shall not apply to any Relevant Information that:

(a)	is known to the public through no fault of the Party receiving such information (“Receiving Party”);

(b)	is already in the possession of the Receiving Party at the time of receipt thereof from the other Party, as proved by the written record of the Receiving Party;

(c)	is disclosed to the Receiving Party by a third party who has the legal right to disclose it, and which was not obtained under any obligation of confidentiality; or

(d)	must be disclosed for the purpose of obtaining any approval from the government or the SFC.

9.2	Each Party shall procure that its employees, directors and other personnel acting on its behalf will also be bound by such obligation of confidentiality.

9.3	The provisions of this Section 9 and the relevant rights and obligations hereunder shall survive the expiration or termination of this Agreement.

10.	Force Majeure

10.1

Should any Party be directly prevented from performing its obligations hereunder only by an event of force majeure, the affected Party shall notify the other Part of such event of force majeure in writing without delay, and provide proof thereof within fourteen (14) days after the occurrence of such event of force majeure.

10.2

For the purpose of this Agreement, force majeure means any earthquake, storm, fire or other natural disaster, SAAS or other epidemic disease, war, riot, public disturbance, strike, lockout, government or legislative act, or any other event unforeseeable, insurmountable and unavoidable by and beyond the control of a Party.

10.3

Neither Party prevented from or delayed performing this Agreement by any event of force majeure shall be liable for any damage, increased cost or loss of the other Party arising therefrom. The Party claiming any event of force majeure shall take measures to reduce or eliminate the effect of such event of force majeure to the maximum extent practicable, and do its best to resume performance of the obligations affected by such event of force majeure within the shortest possible time. If the consequences of such event fail to be remedied within one (1) month after the occurrence thereof, the Parties shall, through consultation, decide whether to alter or terminate this Agreement according to the effect of such event of force majeure on the performance of this Agreement.

10.4	If this Agreement is terminated pursuant to this Section 10, the Seller shall immediately refund all amounts already paid by the Purchaser to the Seller.

11.	Fees and Taxes

11.1

The Seller shall bear the stamp tax in respect of the transfer of the Sale Shares contemplated hereby, and the costs incurred by the Purchaser in the application to the SFC for approval of the changes in the major shareholders of the Companies.

12.	Miscellaneous

12.1

Amendment or waiver. No amendment or waiver of any provision or condition of this Agreement shall be valid unless it is made in writing and signed by or on behalf of each Party, or in case of any waiver, by or on behalf of the Party agreeing to such waiver.

12.2	Assignment. Without the prior written consent of the other Party, neither Party may assign any interest or duty hereunder.

12.3

Termination. Any termination of this Agreement for whatever reason shall in no event affect the obligations or rights of any Party already accrued prior to such termination, or the right of the non-defaulting Party to claim compensation from the defaulting Party for its loss arising from the default by the defaulting Party (notwithstanding the termination of this Agreement), or any provision hereof that is expressed or implied to be effective or remain in effect after the termination of this Agreement.

13.	Notices

13.1

Unless otherwise provided herein, any notice, demand or other communication (“Notice”) given by a Party under or in connection with this Agreement shall be made in writing and signed by or on behalf of that Party. Any Notice may be delivered (i) by facsimile to the number set out in Section 13.2; (ii) by email to the email address set out in Section 13.2; or (iii) by post or in person to the address set out in Section 13.2, in each case, addressed to the officer of the other Party for whose attention the Notices are to be made as set out in Section 13.2, or such other officer as the other Party may notify from time to time pursuant to this Section 13. Any notice shall be deemed to have been effectively given:

(a)	if sent by facsimile, upon receipt by the addressor of confirmation of transmission;

(b)	if sent by email, upon receipt by the addressor of confirmation of transmission;

(c)	if sent by post, on the second (2nd) Business Day after it was put into the post if sent within the jurisdiction or on the fifth (5th) Business Day after it was put into the post if sent abroad; or

(d)	if delivered in person, at the time of delivery,

in each case, if any notice delivered by facsimile, email, post or in person is given after 6 p.m. of a Business Day or in a non-business day, the notice shall be deemed to have been given at 9 a.m. of the immediately following the Business Day. For the purpose of this Section 13, all references to time are to local time of the country in which the recipient is located.

13.2	For the purpose of Section 13.1, the respective addresses and contact information of the Parties are as follows:

If to Seller:

Address: 17/F, Building A, Fuzhuo Tower, 28 Xuanwumenwai Street, Xicheng District, Beijing

Facsimile: +86 10 8336 3188

Email: ying.zhu@jrj.com.cn

Attention: ZHU Ying

If to Purchaser:

Address:

Facsimile:

Email:

Attention:

or such other address, email address, facsimile number or officer for whose attention the Notices are to be made as the recipient may notify pursuant to this Section 13.

14.	Governing Law and Dispute Resolution

14.1

This Agreement shall be governed by and interpreted in accordance with the laws of Hong Kong. The Parties irrevocably agree that any dispute, controversy, difference or claim arising out of or in connection with this Agreement, including the existence, validity, interpretation, performance, breach or termination of this Agreement, or any non-contractual dispute arising out of or in connection with this Agreement, shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) for final resolution by arbitration pursuant to the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The arbitration clause shall be governed by the laws of Hong Kong. The arbitration shall be conducted in Hong Kong by one (1) arbitrator. The language of arbitration shall be Chinese.

14.2

The Purchaser hereby irrevocably appoints the following person as its agent in Hong Kong to accept service of writs, summons, court orders, judgments or other legal process in any arbitration at the HKIAC or any legal action or proceedings at any court in Hong Kong, and such person agrees to accept service of such legal process as an agent of the Purchaser. If such person or his successor ceases to act as the agent of the Purchaser to accept service of such legal process for any reason, the Purchaser shall irrevocably appoint another person (or his successor, if applicable) and notify the Seller of such appointment without delay. The Parties agree that any writ, summon, court order, judgment or other legal process in any arbitration at the HKIAC or any legal action or proceedings at any court in Hong Kong shall be deemed to have been served on the Purchaser five (5) Business Days after having been sent by registered mail, postage prepaid, to the following person at the address set out below or such other address in Hong Kong as notified by such person to the Seller in writing from time to time, regardless of whether such person has notified the Seller of such other address in Hong Kong in writing.

Name and address of the Purchaser’s process agent:

Schedule 1

Part I

Particulars of the Target

Name:	Rifa Financial Holdings Co., Ltd.
Date of establishment:	July 16, 2007
Company name:	1419194
Registered address:	The British Virgin Islands
Registered office:	Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands
Issued capital:	USD7,760,000
Number of shares issued:	7,760,000
Shareholder:	China Finance Online Co. Limited (6,596,000 shares) Hopewin Asia Limited (1,164,000 shares)
Director:	Zhiwei ZHAO
Company secretary:	Nil
Business:	Holding Company

Corporate Structure Chart

Rifa Securities Co., Ltd.

Rifa Asset Management Co., Ltd.

Rifa International Financial Co., Ltd.

Rifa Financial Group Co., Ltd.

Rifa Futures Co., Ltd.

Rifa Management Holdings Co., Ltd.

Rifa Management Co., Ltd.

Rifa Financial Holdings Co., Ltd.

China Finance Online Co. Limited

Part II

Particulars of Rifa Securities

Name:	Rifa Securities Co., Ltd.
Date of establishment:	October 6, 1971
Company name:	0025436
Registered address:	Hong Kong
Registered office:	7/F, 28 Hennessy Road, Hong Kong
Issued capital:	$100,244,260
Number of shares issued:	1,000,000
Shareholder:	Rifa Financial Holdings Co., Ltd. (100%)
Director:	Zhiwei ZHAO, Qicheng DENG, Jiahui CHEN, Jun WANG, Team Gear Limited
Company secretary:	Heng Zhuo Secretary Co., Ltd.
Business:	Provision of services in respect of dealing in securities

SFC License

Central number	AAA537
Issue date	February 22, 2005
Type of license	Type 1: Dealing in securities
Conditions of license	None

Particulars of Responsible Officers and Licensed Representatives

Licensed individual	Qicheng DENG (Responsible officer)	Jiahui CHEN (Responsible officer)	Weikang DENG (Responsible officer)
Central number	AEH397	AOS673	AWH057
Effective date of affiliation with Rifa Securities	February 12, 2014 (Representative) April 8, 2014 (Responsible officer)	December 30, 2016 (Representative) February 13, 2017 (Responsible officer)	January 23, 2014 (Representative) October 28, 2015 (Responsible officer)
Regulated activity licensed to conduct for Rifa Securities	RA1	RA1	RA1
Duty specified in the license	Responsible officer	Responsible officer	Responsible officer
Conditions of license	None	None	None

Part III

Particulars of Rifa Futures

Name:	Rifa Futures Co., Ltd.
Date of establishment:	April 16, 2008
Company name:	1227680
Registered address:	Hong Kong
Registered office:	7/F, 28 Hennessy Road, Hong Kong
Issued capital:	$35,000,000
Number of shares issued:	35,000,000
Shareholder:	Rifa Management Co., Ltd. (49%) Rifa International Financial Co., Ltd. (51%)
Director:	Zhiwei ZHAO, Qicheng DENG, Jiahui CHEN
Company secretary:	Heng Zhuo Secretary Co., Ltd.
Business:	Provision of services in respect of dealing in futures contracts

SFC License

Central number	APR340
Issue date	December 1, 2008
Type of license	Type 2: Dealing in futures contracts
Conditions of license	None

Particulars of Responsible Officers and Licensed Representatives

Licensed individual	Qicheng DENG (Responsible officer)	Jiahui CHEN (Responsible officer)	Weikang DENG (Responsible officer)
Central number	AEH397	AOS673	AWH057
Effective date of affiliation with Rifa Futures	February 12, 2014 (Representative) April 8, 2014 (Responsible officer)	December 30, 2016 (Representative) May 12, 2017 (Responsible officer)	January 23, 2014 (Representative) October 25, 2018 (Responsible officer)
Regulated activity licensed to conduct for Rifa Futures	RA2	RA2	RA2
Duty specified in the license	Responsible officer	Responsible officer	Responsible officer
Conditions of license	None	None	None

Part IV

Particulars of Rifa Asset Management

Name:	Rifa Asset Management Co., Ltd.
Date of establishment:	November 15, 2016
Company name:	2451244
Registered address:	Hong Kong
Registered office:	7/F, 28 Hennessy Road, Hong Kong
Issued capital:	$5,000,000
Number of shares issued:	5,000,000
Shareholder:	Rifa International Financial Co., Ltd. (100%)
Director:	Zhiwei ZHAO, Qicheng DENG, Jiahui CHEN
Company secretary:	Heng Zhuo Secretary Co., Ltd.
Business:	Advising on securities and futures contracts and asset management

SFC License

Central number	BJO651
Issue date	October 27, 2017
Type of license	Type 4: Advising on securities; Type 5: Advising on futures contracts; Type 9: Asset management
Conditions of license

With respect to Type 9 Regulated Activity (asset management), the licensee may not engage in any business involving discretionary collective investment scheme as defined by the Securities and Futures Ordinance.

Particulars of Responsible Officers and Licensed Representatives

Licensed individual	Qicheng DENG (Responsible officer)	Jiahui CHEN (Responsible officer)	Weikang DENG (Representative)
Central number	AEH397	AOS673	AWH057
Effective date of affiliation with Rifa Asset Management	October 27, 2017 (Responsible officer)	October 27, 2017 (Responsible officer)	December 6, 2017 (Representative)
Regulated activity licensed to conduct for Rifa Asset Management	RA4, 5, 9	RA4, 5, 9	RA4, 5, 9
Duty specified in the license	Responsible officer	Responsible officer	Representative
Conditions of license	None	None	None

Schedule 2

Representations, Warranties and Covenants

Seller’s Warranties

1.	Information

1.1

All information provided by the Seller, the Target, the Companies and/or their respective directors, officers, auditors, financial advisors, attorneys or administrative personnel to the Purchaser or its attorneys, accountants or agents during the negotiation and due diligence investigation in respect of this Agreement is true, accurate and not misleading in all material respects.

2.	Right and Capacity

2.1	The Seller has the power, capacity and right to enter into this Agreement and perform all of its duties and obligations hereunder.

2.2	This Agreement, upon being executed by the Parties, shall be legally binding upon the Seller and constitute an agreement with legal effect.

3.	Sale Shares

3.1

The Seller is the legal and beneficial owner of the Sale Shares and has the right to exercise all voting powers and other rights attached to the Sale Shares. The Seller owns legal and beneficial interest in the Sale Shares and has not entered into any shareholders’ agreement, joint venture agreement, investment agreement or any other agreement or instrument in respect of its shares in the Target that will impose restrictions on the exercise of the rights attached to the Sale Shares.

4.	Target and the Companies

4.1

Each of the Target and the Companies is a limited liability company duly incorporated and validly existing under the Governing Laws. The Companies have the qualification to hold and maintain the Licenses and all requisite power and right to carry out their current business. All the Licenses held by the Companies are valid and in effect.

4.2

The particulars of the Target and the Companies and their respective shareholders set out in Schedule 1 are authentic, accurate and not misleading in all respects. All information set out in the Recitals and the Schedules to this Agreement is authentic, accurate and not misleading in all respects.

4.3	To the best knowledge of the Seller, each of the Target and the Companies has complied with the Governing Laws and its articles of association in a timely, proper and accurate manner.

5.	Bankruptcy and Insolvency

5.1

As of the Completion Date, no receiver has been appointed for all or part of the assets or business of the Target or any of the Companies, and no order has been made, no petition has been filed with the court and no resolution has been passed for the dissolution of the Target or any of the Companies.

5.2

None of the Target or the Companies ceases to make payment or becomes insolvent or unable to pay its debts within the meaning of the Companies Ordinance and the Companies (Winding Up and Miscellaneous Provisions) Ordinance.

5.3	As of the Completion Date, there is no outstanding judgment binding upon the Target or any of the Companies.

6.	Taxes

6.1	All income taxes due and payable by each of the Companies to the Inland Revenue Department of Hong Kong have been paid within the time limit prescribed by the Governing Laws.

7.	Limit of Borrowing and Lending

7.1	There is no outstanding guarantee, mortgage, indemnification or comfort letter (whether or not having legally binding force) provided by or for the benefit of the Target or any of the Companies.

8.	Licenses

8.1.	The Companies legally hold the Licenses to carry on Types 1, 2, 4, 5 and 9 Regulated Activities as defined by the Securities and Futures Ordinance.

8.2.	The Seller is the major shareholder of the Companies approved by the SFC as a Licensed Corporation pursuant to the Securities and Futures Ordinance.

9.	Employees and Responsible Officers

9.1

There is no pending, threatened or unsettled labor arbitration, suit, claim or dispute between the Target or any of the Companies and any of its current or former employees, nor any outstanding amount payable by the Target or any of the Companies to any of its current or former employees pursuant to any arbitration award, court order or settlement.

9.2

Each of the Target and the Companies has fulfilled its duties and obligations to its employees in all respects under the Employment Ordinance, the Employees’ Compensation Ordinance and the Governing Laws.

9.3

The Seller will not replace any current responsible officer of the Companies prior to the earlier of the date of listing of the Target on the Main Board of the SEHK and December 31, 2019, except for any responsible officer who voluntarily resigns, engages in any severe misconduct or act of fraud or bad faith or is subject to any disciplinary punishment.

9.4	The Seller shall solely assume all share incentive obligations in connection with the Target as between the Seller and the management team of the Target.

10.	Insurance

10.1	Each of the Companies has obtained the insurance it must purchase for its business and/or employees pursuant to the Governing Laws.

10.2	There is no outstanding insurance claim nor any circumstance that would reasonably be expected to result in any insurance claim.

11.	Client Data

11.1	The Companies solely legally and beneficially own all their client data and information.

11.2	All client information stored in the servers of the Companies is authentic, accurate and complete, and has not be disclosed or known to or obtained by any third party other than the Companies.

12.	Protection of Clients’ Personal Data

12.1

The Companies have taken adequate measures to properly keep the personal data of their clients, and protect such personal data against any divulgence or any unauthorized, improper or illegal storage, use and/or disclosure.

13.	Disputes over Clients’ Personal Data

13.1

To the best knowledge of the Seller, no personal data subject has claimed any indemnification, compensation (pursuant to the Governing Laws or otherwise) or other payment due to any unauthorized, improper or illegal storage, use and/or disclosure of his personal data by the Companies or any of their employees or any divulgence of his personal data.

14.	Litigation

14.1	None of the Target or the Companies is subject to any outstanding judgment or continued injunction or legal restriction.

15.	Compliance with the Governing Laws

15.1

All Governing Laws with respect to the issuance of all shares, bonds or other securities by the Target and the Companies have been complied with. Each of the Target and the Companies has properly prepared its legal registers or books and meeting minutes, and has not received any application or request for correcting its register of shareholders nor any notice of default.

Purchaser’s Warranties

1.	Organization and Corporate Power

1.1	The Purchaser is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

2.	Power

2.1

The Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and each transaction document and other certificates or documents required to be delivered by it in order to consummate the Transaction, and to perform its obligations under this Agreement and such other certificates or documents.

3.	Authorization and Binding Force

3.1

This Agreement and each transaction document will be properly and validly executed and delivered by the Purchaser, and when duly authorized, executed and delivered by the parties thereto, will constitute legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ right and remedies generally and (with respect to enforceability) subject to the general principles of equity, including the principles of commercial reasonableness, good faith and fair dealing (whether or not seeking enforcement according to law or equitable procedures). At Completion, the Purchaser will have taken all necessary corporate actions to duly authorize the execution, delivery and performance of the transaction documents and the Transaction contemplated by the transaction documents.

4.	No Conflict

4.1

The execution and delivery of this Agreement and other transaction documents by the Purchaser, and the delivery of any other certificates or documents by the Purchaser in accordance with this Agreement and the Transaction contemplated hereby do not and will not conflict with:

(a)	the memorandum and articles of association of the Purchaser;

(b)	any agreement or license to which the Purchaser is a party or which is binding upon its properties or assets;

(c)	any order or instruction of any court, government authority or arbitrator applicable to the

Purchaser or any of its properties or assets as of the date of this Agreement; or

(d)	any Governing Law.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

China Finance Online Co. Limited (seal)

Authorized Signatory (signature):

Name:

Title:

Witness:

West Platinum Limited (seal)

Authorized Signatory (signature):

Name:

Title:

Witness: